Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2015 third quarter results

•                  3Q15 same store sales growth of 3.1% versus 2.1% in 3Q14

•                  3Q15 GAAP net earnings of $62.5 million with earnings per share of $0.39

•                  3Q15 Adjusted net earnings of $65.2 million with earnings per share of $0.41

•                  Adjusted EBITDA of $161 million

DENTON, Texas, August 6, 2015 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2015 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We are disappointed in the Q3 results for our Sally business, but not discouraged” stated President & CEO Christian Brickman. “It is taking longer than we expected for traffic from the non-Beauty Club Card customer to recover, but we still have great confidence that we are moving in the right direction.  Over the next several quarters, we expect continued progression in our consolidated Sally same store sales back to historical trend levels of 3% to 4% as we plan to complete the execution of our planned initiatives and our customers have the chance to experience these changes in our stores.”

“As we enter Q4, we believe the disruption caused by the recent data security incident is now behind us. We intend to further enhance our systems and culture to ensure the security of our networks and customer data, and our Sally team continues to be laser focused on driving sales progression.  To deliver on this objective, we will invest in national TV for the Sally brand through our sponsorship of Project Runway® which will begin to air early August. We expect to complete the reset of our cash-wrap area, upgrade our channel leading eyelash studio, and significantly improve the look and shopability of the cosmetics section in the stores.  Finally, we plan to continue our store refresh program and refine our recently launched CRM model.” Brickman added.

“Looking forward to fiscal 2016, we now expect that Sally Beauty segment same store sales will continue to improve sequentially and reach historical growth levels of 3% to 4% in the back half of next year.  On the expense side, we anticipate significant labor and rental cost inflation to affect our business as we compete for talent and real estate with other retailers. We plan to offset the bulk of these increases through cost reductions and tactical pricing measures.  However, we now believe that this cost inflation will be a moderate drag on operating earnings growth for next year”.

FISCAL 2015 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2015 third quarter, consolidated net sales were $967.9 million, an increase of 2.0% from the fiscal 2014 third quarter.  The fiscal 2015 third quarter sales increase is attributed to same store sales growth and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2015 third quarter was $26.2 million, or 2.8% of sales.  Consolidated same store sales growth in the fiscal 2015 third quarter was 3.1% versus 2.1% in the prior year quarter.  Consolidated same store sales for fiscal 2015 are now expected to be in the range of 2.5% to 3.0% versus previous expectations of consolidated same store sales growth of slightly above 3%.

Gross Profit:  Consolidated gross profit for the fiscal 2015 third quarter was $481.3 million, an increase of 1.2% over gross profit of $475.7 million for the fiscal 2014 third quarter.  Gross profit as a percentage of sales was 49.7%, a 40 basis point decline from the fiscal 2014 third quarter.  Consolidated gross profit margin for fiscal year 2015 is now expected to be flat when compared to fiscal year 2014 consolidated gross profit margin of 49.6%.  This differs from previous expectations of fiscal year 2015 consolidated gross profit margin expansion of 20 to 30 basis points over the prior year.

Selling, General and Administrative Expenses:  For the fiscal 2015 third quarter, GAAP consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $327.9 million, or 33.9% of sales, a 10 basis point increase from the fiscal 2014 third quarter GAAP metric of 33.8% of sales and total SG&A expenses of $320.7 million.

Excluding the pre-tax charges from the 2014 and 2015 data security incidents of $3.2 million as well as charges for a restructuring of the Sally Germany business of $1.1 million, adjusted SG&A expenses in the fiscal 2015 third quarter were $323.5 million or 33.4% of sales.  This represented a 10 basis point increase from fiscal 2014 third quarter adjusted metric of 33.3% of sales and total adjusted SG&A expenses of $316.4 million.

Fiscal 2015 third quarter GAAP SG&A expenses increased 2.2% or $7.1 million, primarily due to expenses associated with the opening of new stores, higher expenses related to on-going upgrades to our information technology systems, higher advertising costs in the Sally Beauty Supply segment, charges related to the data security incidents and a charge for the restructuring of the Sally Germany business, which included store closures.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2015 third quarter was $29.2 million, slightly down from the fiscal 2014 third quarter of $29.3 million.

Provision for Income Taxes:  Income taxes were $39.2 million for the fiscal 2015 third quarter versus $37.9 million in the fiscal 2014 third quarter.  The Company’s effective tax rate in the fiscal 2015 third quarter was 38.5% versus 35.9% in the fiscal 2014 third quarter.  The lower effective tax rate for the three months ended June 30, 2014, when compared to the three months ended June 30, 2015, was primarily due to the reduction of uncertain tax position reserves during the fiscal 2014 third quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2015 third quarter, GAAP net earnings were down 7.8% to $62.5 million, or $0.39 diluted earnings per share, from net earnings of $67.8 million, or $0.42 diluted earnings per share in the year ago quarter.

Adjusted net earnings for the fiscal 2015 third quarter were down 7.4% to $65.2 million or $0.41 diluted earnings per share when compared to fiscal 2014 adjusted net earnings of $70.4 million or $0.43 diluted earnings per share. Adjusted net earnings for the fiscal 2015 third quarter excludes $2.0 million, net of tax, related to the data security incidents and $0.7 million, net of tax, for charges related to the restructuring of the Sally Germany business.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2015 third quarter was $160.6 million, a decrease of 1.1% from $162.4 million for the fiscal 2014 third quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2015, were $239.0 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2015 third quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of June 30, 2015.

For fiscal 2015 year-to-date, the Company’s capital expenditures totaled $72.1 million.  Capital expenditures for the fiscal year 2015 are projected to be in the previously stated range of $95 million to $100 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $179.0 million to $819.6 million at June 30, 2015 compared to $640.6 million at September 30, 2014.  Borrowing capacity on the ABL facility was approximately $476.9 million at the end of the fiscal 2015 third quarter.  The ratio of current assets to current liabilities was 2.79 to 1.00 at June 30, 2015 compared to 2.38 to 1.00 at September 30, 2014.

Inventory as of June 30, 2015 was $874.5 million, an increase of $34.7 million or growth of 4.1% from June 30, 2014 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings, and the addition of new brands at the Beauty Systems Group segment.

During the period of April 1, 2015 through June 30, 2015, the Company repurchased (and subsequently retired) 219 thousand shares of its common stock at an aggregate cost of $6.8 million under the repurchase authorization announced on August 20, 2014.  The Board of Directors remains committed to deploying excess cash flow, after investments to grow the business, in the form of stock repurchases.

Business Segment Results:

Sally Beauty Supply

Fiscal 2015 Third Quarter Results for Sally Beauty Supply

•                 Sales of $588.6 million, up 0.7% from $584.5 million in the fiscal 2014 third quarter.  Sales growth was from net new store openings and same store sales growth.  The unfavorable impact of foreign currency exchange on sales was $22.0 million, or 3.8%.

•                 Same store sales growth of 2.0% versus growth of 1.8% in the fiscal 2014 third quarter.

•                 Gross margin of 54.9%, a 50 basis point decline from 55.4% in the fiscal 2014 third quarter.

•                 Segment earnings of $107.3 million, down 6.5% from $114.8 million in the fiscal 2014 third quarter.

•                 Segment operating margin was 18.2%, down 140 basis points when compared to the fiscal 2014 third quarter.

•                 Net store count increased by 135 over the fiscal 2014 third quarter for total store count of 3,655.

Sales growth in the fiscal 2015 third quarter was driven by new store openings and same store sales; this growth was largely offset by the unfavorable impact of foreign currency exchange.  Gross profit margin declined by 50 basis points primarily due to strong promotional activity in the U.S. in the fiscal 2015 third quarter compared to the positive margin impact of vendor allowances directly linked to promotional activity in the prior year quarter.  Segment operating earnings and margin were unfavorably impacted by lower gross margin and higher SG&A expenses associated with new store openings, higher advertising costs and higher depreciation.

The restructuring of Sally Beauty Supply operations in Germany will include the closing of 16 underperforming retail stores and two supporting administrative offices and is designed to increase the profitability of certain of the Company’s German operations. The Company will continue to operate 17 retail stores in Germany after the completion of the restructuring, which the Company expects to complete by September 30, 2015.  The Company expects to incur estimated pre-tax charges of approximately $7.0 million by the end of fiscal year 2015, of which $1.1 million were incurred in the fiscal 2015 third quarter.

Beauty Systems Group

Fiscal 2015 Third Quarter Results for Beauty Systems Group

•                 Sales of $379.3 million, up 4.0% from $364.8 million in the fiscal 2014 third quarter.  The unfavorable impact of foreign currency exchange on sales was $4.2 million, or 1.1%.

•                 Same store sales growth of 5.6% versus 2.7% in the fiscal 2014 third quarter.

•                 Gross margin of 41.8%, a 10 basis point increase from 41.7% in the fiscal 2014 third quarter.

•                 Segment earnings of $61.1 million, up 6.7% from $57.2 million in the fiscal 2014 third quarter.

•                 Segment operating margin increased by 40 basis points to 16.1% of sales from 15.7% in the fiscal 2014 third quarter.

•                 Net store count was 1,286, an increase of 27 stores over the fiscal 2014 third quarter.

•                 Total BSG distributor sales consultants at the end of the fiscal 2015 third quarter were 952 versus 980 at the end of the fiscal 2014 third quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and new store openings; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Growth in segment operating earnings and margin expansion was primarily due to SG&A leverage improvement and gross margin expansion.

(1)A detailed table reconciling 2015 and 2014 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1074 (International:  (612) 288-0337).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) August 6, 2015 through August 20, 2015 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 365399.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Colombia, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our strategic initiatives including our store refresh program and increased marketing efforts, to enhance the customer experience, drive brand awareness and improve customer loyalty; the success of our e-commerce businesses; product diversion to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2014, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents and restructuring of the Sally Germany business.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, data security incidents and restructuring of the Sally Germany business for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statements of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D, E
Store Count and Same Store Sales	F
Selected Financial Data and Debt	G

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2015	2014	% CHG	2015	2014	% CHG

Net sales	$967,890	$949,275	2.0%	$2,870,112	$2,809,210	2.2%
Cost of products sold and distribution expenses	486,571	473,564	2.7%	1,447,572	1,416,578	2.2%
Gross profit	481,319	475,711	1.2%	1,422,540	1,392,632	2.1%
Selling, general and administrative expenses (1)(2)	327,870	320,726	2.2%	982,279	953,016	3.1%
Depreciation and amortization	22,600	19,989	13.1%	64,168	58,739	9.2%

Operating earnings	130,849	134,996	-3.1%	376,093	380,877	-1.3%
Interest expense	29,221	29,308	-0.3%	87,690	87,055	0.7%
Earnings before provision for income taxes	101,628	105,688	-3.8%	288,403	293,822	-1.8%
Provision for income taxes	39,165	37,932	3.3%	109,496	109,579	-0.1%
Net earnings	$62,463	$67,756	-7.8%	$178,907	$184,243	-2.9%

Earnings per share:
Basic	$0.40	$0.43	-7.0%	$1.14	$1.14	0.0%
Diluted	$0.39	$0.42	-7.1%	$1.13	$1.11	1.8%

Weighted average shares:
Basic	157,110	158,950		156,901	161,700
Diluted	159,120	162,524		158,875	165,389

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.9%	55.4%	(50)	54.9%	54.8%	10
BSG Segment Gross Profit Margin	41.8%	41.7%	10	41.3%	41.2%	10
Consolidated Gross Profit Margin	49.7%	50.1%	(40)	49.6%	49.6%	0
Selling, general and administrative expenses	33.9%	33.8%	10	34.2%	33.9%	30
Consolidated Operating Profit Margin	13.5%	14.2%	(70)	13.1%	13.6%	(50)
Net Earnings Margin	6.5%	7.1%	(60)	6.2%	6.6%	(40)

Effective Tax Rate	38.5%	35.9%	260	38.0%	37.3%	70

(1)         Selling, general and administrative expenses include share-based compensation of $2.9 million and $6.5 million for the three months ended June 30, 2015 and 2014, respectively; and, for the nine months ended June 30, 2015 and 2014, $13.5 million and $18.3 million, respectively. Amounts for the three and nine months ended June 30, 2014 include a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         Selling, general and administrative expenses include charges of $3.2 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively; and, for the nine months ended June 30, 2015 and 2014, $5.0 million and $2.0 million, respectively, in connection with the data security incidents disclosed earlier. Amounts for the nine months ended June 30, 2015 reflect a contingent liability of $2.9 million recorded in connection with the data security insident disclosed in March 2014.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2015	2014	% CHG	2015	2014	% CHG
Net sales:
Sally Beauty Supply	$588,593	$584,500	0.7%	$1,747,222	$1,727,473	1.1%
Beauty Systems Group	379,297	364,775	4.0%	1,122,890	1,081,737	3.8%
Total net sales	$967,890	$949,275	2.0%	$2,870,112	$2,809,210	2.2%

Operating earnings:
Sally Beauty Supply (1)	$107,264	$114,773	-6.5%	$314,532	$323,790	-2.9%
Beauty Systems Group	61,094	57,247	6.7%	173,290	162,964	6.3%
Segment operating earnings	$168,358	$172,020	-2.1%	$487,822	$486,754	0.2%

Unallocated corporate expenses (2)	(34,643)	(30,517)	13.5%	(98,263)	(87,580)	12.2%
Share-based compensation (3)	(2,866)	(6,507)	-56.0%	(13,466)	(18,297)	-26.4%
Interest expense	(29,221)	(29,308)	-0.3%	(87,690)	(87,055)	0.7%
Earnings before provision for income taxes	$101,628	$105,688	-3.8%	$288,403	$293,822	-1.8%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.2%	19.6%	(140)	18.0%	18.7%	(70)
Beauty Systems Group	16.1%	15.7%	40	15.4%	15.1%	30
Consolidated operating profit margin	13.5%	14.2%	(70)	13.1%	13.6%	(50)

(1)         For the three and nine months ended June 30, 2015, Sally Beauty Supply’s operating profit reflects a charge of $1.1 million in connection with a restructuring of its operations in Germany that was approved by our Board of Directors in June 2015.

(2)         Unallocated expenses consist of corporate and shared costs.

(3)         For the three and the nine months ended June 30, 2014, share-based compensation expense include a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2015	2014	% CHG	2015	2014	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$62,463	$67,756	-7.8%	$178,907	$184,243	-2.9%
Add:
Depreciation and amortization	22,600	19,989	13.1%	64,168	58,739	9.2%
Share-based compensation (1)	2,866	6,507	-56.0%	13,466	18,297	-26.4%
Germany business restructure charges (2)	1,118	—	100.0%	1,118	—	100.0%
Loss from data security incidents (3)	3,204	864	270.8%	4,960	1,974	151.3%
Interest expense	29,221	29,308	-0.3%	87,690	87,055	0.7%
Provision for income taxes	39,165	37,932	3.3%	109,496	109,579	-0.1%
Adjusted EBITDA (Non-GAAP)	$160,637	$162,356	-1.1%	$459,805	$459,887	0.0%

(1)         For the three months ended June 30, 2015 and 2014, share-based compensation includes $0.0 million and $3.5 million, respectively; and, for the nine months ended June 30, 2015 and 2014, $4.8 million and $8.8 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement. Amounts for the three and nine months ended June 30, 2014 include a charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and nine months ended June 30, 2015, selling, general and administrative expenses include a charge of $1.1 million in connection with a restructuring of the Company’s operations in Germany that was approved by our Board of Directors in June 2015.

(3)         Selling, general and administrative expenses include charges of $3.2 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively; and, for the nine months ended June 30, 2015 and 2014, $5.0 million and $2.0 million, respectively, in connection with the data security incidents disclosed earlier. Amounts for the nine months ended June 30, 2015 reflect a contingent liability of $2.9 million recorded in connection with the data security insident disclosed in March 2014.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

	Three Months Ended June 30, 2015
	As Reported	Management Transition Costs (1)	Charges for Germany Restructure (2)	Charges from Data Security Incidents (3)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$327,870	$—	$(1,118)	$(3,204)	$323,548
SG&A expenses, as a percentage of sales	33.9%				33.4%
Operating earnings	130,849	—	1,118	3,204	135,171
Operating Profit Margin	13.5%				14.0%

Earnings before provision for income taxes	101,628	—	1,118	3,204	105,950
Provision for income taxes (4)	39,165	—	414	1,185	40,764
Net earnings	$62,463	$—	$704	$2,019	$65,186

Earnings per share:
Basic	$0.40		$0.004	$0.013	$0.41
Diluted	$0.39		$0.004	$0.013	$0.41

	Three Months Ended June 30, 2014
	As Reported	Management Transition Costs (1)	Charges for Germany Restructure (2)	Charges from Data Security Incidents (3)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$320,726	$(3,500)	$—	$(864)	$316,362
SG&A expenses, as a percentage of sales	33.8%				33.3%
Operating earnings	134,996	3,500	—	864	139,360
Operating Profit Margin	14.2%				14.7%
Earnings before provision for income taxes	105,688	3,500	—	864	110,052
Provision for income taxes (4)	37,932	1,365	—	337	39,634
Net earnings	$67,756	$2,135	$—	$527	$70,418

Earnings per share:
Basic	$0.43	$0.01		$0.00	$0.44
Diluted	$0.42	$0.01		$0.00	$0.43

(1)         For the three months ended June 30, 2014, selling, general and administrative expenses include a share-based compensation charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three months ended June 30, 2015, selling, general and administrative expenses include a charge of $1.1 million in connection with a restructuring of the Company’s operations in Germany that was approved by our Board of Directors in June 2015.

(3)         For the three months ended June 30, 2015 and 2014, selling, general and administrative expenses include charges of $3.2 million and $0.9 million, respectively, in connection with the data security incidents disclosed earlier.

(4)         The tax provision for the adjustments to net earnings was calculated using an estimated effective tax rate of 37.0% and 39.0% for the three months ended June 30, 2015 and 2014, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

	Nine Months Ended June 30, 2015
	As Reported	Management Transition Costs (1)	Charges for Germany Restructure (2)	Charges from Data Security Incidents (3)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$982,279	$—	$(1,118)	$(4,960)	$976,201
SG&A expenses, as a percentage of sales	34.2%				34.0%
Operating earnings	376,093	—	1,118	4,960	382,171
Operating Profit Margin	13.1%				13.3%

Earnings before provision for income taxes	288,403	—	1,118	4,960	294,481
Provision for income taxes (4)	109,496	—	414	1,835	111,745
Net earnings	$178,907	$—	$704	$3,125	$182,736

Earnings per share:
Basic	$1.14		$0.00	$0.02	$1.16
Diluted	$1.13		$0.00	$0.02	$1.15

	Nine Months Ended June 30, 2014
	As Reported	Management Transition Costs (1)	Charges for Germany Restructure (2)	Charges from Data Security Incidents (3)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$953,016	$(3,500)	$—	$(1,974)	$947,542
SG&A expenses, as a percentage of sales	33.9%				33.7%
Operating earnings	380,877	3,500	—	1,974	386,351
Operating Profit Margin	13.6%				13.8%
Earnings before provision for income taxes	293,822	3,500	—	1,974	299,296
Provision for income taxes (4)	109,579	1,365	—	770	111,714
Net earnings	$184,243	$2,135	$—	$1,204	$187,582

Earnings per share:
Basic	$1.14	$0.01		$0.01	$1.16
Diluted	$1.11	$0.01		$0.01	$1.13

(1)         For the nine months ended June 30, 2014, selling, general and administrative expenses include a share-based compensation charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the nine months ended June 30, 2015, selling, general and administrative expenses include a charge of $1.1 million in connection with a restructuring of the Company’s operations in Germany that was approved by our Board of Directors in June 2015.

(3)         For the nine months ended June 30, 2015 and 2014, selling, general and administrative expenses include charges of $5.0 million and $2.0 million, respectively, in connection with the data security incidents disclosed earlier.

(4)         The tax provision for the adjustments to net earnings was calculated using an estimated effective tax rate of 37.0% and 39.0% for the nine months ended June 30, 2015 and 2014, respectively.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2015	2014	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,636	3,499	137
Franchise stores	19	21	(2)
Total Sally Beauty Supply	3,655	3,520	135

Beauty Systems Group:
Company-operated stores	1,118	1,098	20
Franchise stores	168	161	7
Total Beauty System Group	1,286	1,259	27
Total	4,941	4,779	162

BSG distributor sales consultants (end of period) (1)	952	980	(28)

	2015	2014
Third quarter company-operated same store sales growth (2)			Basis Pt Chg
Sally Beauty Supply	2.0%	1.8%	20
Beauty Systems Group	5.6%	2.7%	290
Consolidated	3.1%	2.1%	100

Nine months ended June 30 company-operated same store sales growth (2)			Basis Pt Chg
Sally Beauty Supply	1.7%	1.1%	60
Beauty Systems Group	5.1%	3.4%	170
Consolidated	2.7%	1.7%	100

(1)         Includes 320 and 335 distributor sales consultants as reported by our franchisees at June 30, 2015 and 2014, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule G

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Selected Financial Data and Debt

(Amounts in thousands)

(Unaudited)

	June 30, 2015	September 30, 2014
Financial condition information (at period end):
Working capital	$819,587	$640,612
Cash and cash equivalents	239,145	106,575
Property and equipment, net	249,733	238,111
Total assets	$2,189,595	2,029,973
Total debt, including capital leases	1,809,802	1,811,641
Total stockholders’ (deficit) equity	$(190,164)	$(347,053)

	As of
	June 30, 2015	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	856,743	5.750%
Senior notes due 2023	200,000	5.500%
Total debt	$1,806,743

Debt maturities, excluding capital leases
Twelve months ending June 30,
2016-2019	$—
2020	750,000
Thereafter (1)	1,056,743
Total debt	$1,806,743

(1)         Amount includes unamortized premium of $6.7 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.